Jennifer Sherman, President & Chief Executive Officer Ian Hudson, SVP, Chief Financial Officer Federal Signal Q2 2021 Earnings Call July 29, 2021

Safe Harbor This presentation contains unaudited financial information and various forward‐looking  statements as of the date hereof and we undertake no obligation to update these forward‐ looking statements regardless of new developments or otherwise. Statements in this  presentation that are not historical are forward‐looking statements. Such statements are subject  to various risks and uncertainties that could cause actual results to vary materially from those  stated. Such risks and uncertainties include but are not limited to: direct and indirect impacts of  the coronavirus pandemic and the associated government response, economic conditions in  various regions, product and price competition, supply chain disruptions, work stoppages,  availability and pricing of raw materials, risks associated with acquisitions such as integration of  operations and achieving anticipated revenue and cost benefits, foreign currency exchange rate  changes, interest rate changes, increased legal expenses and litigation results, legal and  regulatory developments and other risks and uncertainties described in filings with the Securities  and Exchange Commission. This presentation also contains references to certain non‐GAAP financial information.  Such items  are reconciled herein and in our earnings news release provided as of the date of this  presentation. 2

Q2 Highlights * 3* Comparisons versus Q2 of 2020, unless otherwise noted • Net sales of $335 M, up $65 M, or 24% • Operating income of $38.5 M, up $7.2 M, or 23% • Adjusted EBITDA of $51.9 M, up $6.5 M, or 14% • Adjusted EBITDA margin of 15.5%, compared to 16.8% • GAAP EPS of $0.48, up $0.13, or 37% • Adjusted EPS of $0.50, up $0.08, or 19% • Orders of $361 M, up $159 M, or 79% • Record backlog of $437 M, up $104 M, or 31% • Backlog up $133M, or 44% vs. Q4 2020

4 Group and Corporate Results $ millions, except % Q2 2021 Q2 2020 % Change ESG Orders 299.7 157.7 90% Sales 281.3 214.2 31% Operating income 38.5 28.6 35% Operating margin 13.7% 13.4% Adjusted EBITDA 50.6 40.9 24% Adjusted EBITDA margin 18.0% 19.1% SSG Orders 60.8 43.6 39% Sales 53.4 55.9 -4% Operating income 7.8 10.4 -25% Operating margin 14.6% 18.6% Adjusted EBITDA 8.7 11.7 -26% Adjusted EBITDA margin 16.3% 20.9% Corporate expenses 7.8 7.7 1% Consolidated Orders 360.5 201.3 79% Sales 334.7 270.1 24% Operating income 38.5 31.3 23% Operating margin 11.5% 11.6% Adjusted EBITDA 51.9 45.4 14% Adjusted EBITDA margin 15.5% 16.8%

Consolidated Statement of Operations 5 $ millions, except % and per share Q2 2021 Q2 2020 $ Change % Change Net sales 334.7$ 270.1$ 64.6$ 24% Gross profit 81.6 70.3 11.3 16% SEG&A expenses 42.8 37.4 5.4 14% Acquisition and integration related expenses 0.3 0.3 - 0% Restructuring - 1.3 (1.3) NM Operating income 38.5 31.3 7.2 23% Interest expense 1.1 1.8 (0.7) -39% Other (income) expense, net (0.3) 2.0 (2.3) -115% Income tax expense 8.0 6.1 1.9 31% Net income 29.7 21.4 8.3 39% Diluted EPS 0.48$ 0.35$ 0.13$ 37% Diluted adjusted EPS 0.50$ 0.42$ 0.08$ 19% Gross Margin 24.4% 26.0% SEG&A expenses as a % of net sales 12.8% 13.8% Effective tax rate 21.2% 22.2%

Adjusted Earnings per Share

($ in millions)	Three Months Ended June 30, 2021	Three Months Ended June 30, 2020	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
Net income, as reported	$ 29.7	$ 21.4	$ 51.9	$ 44.8
Add:				
Income tax expense	8.0	6.1	13.0	13.3
Income before income taxes	37.7	27.5	64.9	58.1
Add:				
Acquisition and integration-related expenses	0.3	0.3	0.5	0.6
Pension-related charges (1)	0.3	2.5	0.3	2.5
Restructuring	-	1.3	-	1.3
Coronavirus-related expenses (2)	0.3	1.4	1.2	1.8
Purchase accounting effects (3)	0.3	0.1	0.4	0.3
Adjusted income before income taxes	38.9	33.1	67.3	64.6
Adjusted income tax expense (4)	(8.3)	(7.3)	(13.5)	(14.7)
Adjusted net income	**$ 30.6**	**$ 25.8**	**$ 53.8**	**$ 49.9**
Diluted EPS, as reported	$ 0.48	$ 0.35	$ 0.84	$ 0.73
Adjusted diluted EPS	**$ 0.50**	**$ 0.42**	**$ 0.87**	**$ 0.81**

(1) Pension-related charges in the three and six months ended June 30, 2021 and 2020 relate to charges incurred in connection with multiemployer pension plan withdrawals. Such charges are included as a component of Other (income) expense, net on the Condensed Consolidated Statement of Operations.

(2) Coronavirus-related expenses in the three and six months ended June 30, 2021 and 2020 include direct expenses incurred as a result of the coronavirus pandemic, that are incremental to, and separable from, normal operations. These expenses primarily related to the Company's employee wellness initiatives, including incremental paid time off and reimbursement for certain coronavirus-related expenses.

(3) Purchase accounting effects relate to adjustments to exclude the step-up in the valuation of acquired JJE equipment that was sold subsequent to the acquisition in the three and six months ended June 30, 2021 and 2020, as well as to exclude the depreciation of the step-up in the valuation of the rental fleet acquired.

(4) Adjusted income tax expense for the three and six months ended June 30, 2021 and 2020 was recomputed after excluding the impact of acquisition and integration-related expenses, pension-related charges, restructuring activity, coronavirus-related expenses and purchase accounting effects, where applicable.

FEDERAL SIGNAL
6

7 Financial Strength and Flexibility * * Dollar amounts as of, or for the quarter ending 6/30/2021 ** Net debt is a non‐GAAP measure and is computed as total debt of $223.6 M, less total cash and cash equivalents of $54.5 M  Strong capital  structure • Cash and cash equivalents of ~$55 M  • Net debt of ~$169 M ** • In July 2019, we executed a five‐year, $500 M revolving credit facility,  with flexibility to increase by additional $250 M for acquisitions • No debt maturities until July 2024 • Net debt leverage remains low • Compliant with all covenants with significant headroom Healthy cash flow  and access to cash  facilitate organic  growth  investment and  cash returns to  stockholders • Generated ~$13 M of cash from operations in Q2 this year, bringing  year‐to‐date operating cash generation to ~$39 M • ~$268 M of availability under revolving credit facility • Anticipating full year cap ex of $20 M‐$25 M, including investments in  our plants to add capacity and gain efficiencies through automation  • Paid $5.5 M for dividends, reflecting dividend of $0.09 per share;  recently declared similar dividend for Q3 2021 • $0.2 M of share repurchases in Q2 2021; ~$90 M of repurchase  authorization remaining under current programs (~4% of market cap)

CEO Introductory Comments 8 • Reports late yesterday of a bipartisan infrastructure deal being reached • Components reported to be part of the deal, which includes a total $550 B in new  federal investment in U.S. infrastructure, include:  $110 billion for roads  $73 billion for power infrastructure  $65 billion to expand broadband access  $55 billion for water infrastructure  $46 billion for environmental resiliency   $11 billion for transportation safety • We are optimistic that an infrastructure package including such areas would  provide funding that would support the use of most of our product offerings,  including equipment sales and rentals of dump truck and trailers, safe digging  trucks, road‐marking equipment, sewer cleaners and street sweepers • We are well positioned to respond to the anticipated increase in demand for our  products

CEO Remarks – Q2 Performance 9 • Meaningful improvement in net sales and earnings during Q2 • Q2 adjusted EBITDA margin towards high end of target range,  despite widespread supply‐chain disruption and unprecedented  commodity cost environment • Continuing to realize benefits from diversification of revenue  streams and end markets in recent years  Q2 aftermarket revenues up $26 M, or 46%, year‐over‐year,  increasing to 30% of ESG’s revenues • Higher rental utilization and improved used equipment/stock unit  sales helped to partially mitigate impact of increases in commodity  costs and freight charges in Q2 • Despite several pricing actions, unfavorable YoY price/cost  headwind of ~$3 M in Q2

CEO Remarks – Market Conditions 10 • Demand for our products remains strong, with Q2 orders of $361 M • $1.9 T of recently‐passed economic stimulus with $350 B earmarked to go to state,  local and territorial governments. Among other things, stimulus package targets the  maintenance of essential infrastructure, such as sewer systems and streets   1st tranche (50%) of $350 B started to be distributed in May; 2nd tranche expected next year   As a provider of equipment used to support these essential services, we are well positioned  to benefit from such investment • Municipal dealer partners energized about market conditions in 2H 2021 and 2022;  with impact of recent federal stimulus and better than expected tax collections,  municipalities have greater stability in their revenue sources • Industrial markets improving • Q2 orders for dump truck bodies and trailers more than double intake in Q2 last year  • Record backlogs entering 2H 2021, but monitoring headwinds associated with:   Continued impact of global semiconductor shortage and associated supply chain disruption  Currently expect price/cost impact in Q3 to be in same neighborhood as in Q2; expecting to  see improvement beginning in Q4 with more price realization as backlog turns • Access to labor remains good in most geographies • COVID‐related disruptions diminishing with improved company‐wide employee  vaccination rates

CEO Remarks – Growth Initiatives 11 • We remain bullish about the long‐term  prospects for “safe‐digging”; monitoring  further developments on the regulatory front   Safe‐digging trends improving with uptick in  industrial markets  New applications for use of our equipment  Significant environmental benefits • Gaining traction on new product  development • OSW integration ongoing with ETI training  sessions completed during the quarter • Current M&A pipeline remains active • Well‐positioned for growth, once supply  chain disruptions normalize, with recent  capacity expansions at several facilities Our safe digging equipment can access underground utilities without damaging tree roots

Raising 2021 Outlook Raising Adjusted EPS* outlook to a new range of $1.78 to $1.90, from the prior range of $1.73 to $1.85 New range represents increase of 7% to 14% over 2020* 12  Revenue growth   Double‐digit improvement in pre‐tax  earnings  Depreciation and amortization expense to  increase by ~$6 M to $8 M  Capital expenditures of $20 M to $25 M,  including ongoing plant expansions  Interest rate of 2‐3% Key Full‐Year Assumptions  Effective income tax rate of ~23%,  including estimated discrete tax  benefits  ~62 M weighted average shares  outstanding   Assumes no significant delays in our  receipt of chassis from suppliers in 2H  2021 *Adjusted earnings per share (“EPS”) is a non-GAAP measure, which includes certain adjustments to reported GAAP net income and diluted EPS. When reporting adjusted EPS in 2021, we have made, and would expect to continue to make, certain adjustments to exclude the impact of acquisition and integration-related expenses, pension-related charges, coronavirus-related expenses and purchase accounting effects, where applicable. In prior years, we have also made adjustments to GAAP net income and diluted EPS for restructuring activity, hearing loss settlement charges and special tax items. Should any similar items occur in 2021, we would also expect to exclude them from the determination of adjusted EPS. However, because of the underlying uncertainty in quantifying amounts which may not yet be known, a reconciliation of our Adjusted EPS outlook to the most applicable GAAP measure is excluded based on the unreasonable efforts exception in Item 10(e)(1)(i)(B).

Federal Signal Q2 2021 Earnings Call 13 Q&A July 29, 2021 Jennifer Sherman, President & Chief Executive Officer Ian Hudson, SVP, Chief Financial Officer

Investor Information Stock Ticker ‐ NYSE:FSS Company website:  federalsignal.com/investors HEADQUARTERS 1415 West 22nd Street, Suite 1100 Oak Brook, IL 60523 INVESTOR RELATIONS 630‐954‐2000 Ian Hudson SVP, Chief Financial Officer IHudson@federalsignal.com 14

Federal Signal Q2 2021 Earnings Call 15 Appendix

Consolidated Adjusted EBITDA 16 $ millions, except % Q2 2021 Q2 2020 Net income 29.7$ 21.4$ Add: Interest expense 1.1 1.8 Acquisition and integration-related expenses 0.3 0.3 Restructuring - 1.3 Coronavirus-related expenses 0.3 1.4 Purchase accounting effects * 0.2 - Other (income) expense, net (0.3) 2.0 Income tax expense 8.0 6.1 Depreciation and amortization 12.6 11.1 Consolidated adjusted EBITDA 51.9$ 45.4$ Net Sales 334.7$ 270.1$ Consolidated adjusted EBITDA margin 15.5% 16.8% * Excludes purchase accounting expense effects included within depreciation and amortization of $0.1 million and $0.1 million for the three months ended June 30, 2021 and 2020, respectively

Segment Adjusted EBITDA 17 ESG $ millions, except % Q2 2021 Q2 2020 Operating Income 38.5$ 28.6$ Add: Acquisition and integration-related expenses 0.1 0.1 Restructuring - 0.7 Coronavirus-related expenses 0.2 1.3 Purchase accounting effects * 0.2 - Depreciation and amortization 11.6 10.2 Adjusted EBITDA 50.6$ 40.9$ Net Sales 281.3$ 214.2$ Adjusted EBITDA margin 18.0% 19.1% SSG $ millions, except % Q2 2021 Q2 2020 Operating Income 7.8$ 10.4$ Add: Restructuring - 0.3 Coronavirus-related expenses - 0.1 Depreciation and amortization 0.9 0.9 Adjusted EBITDA 8.7$ 11.7$ Net Sales 53.4$ 55.9$ Adjusted EBITDA margin 16.3% 20.9% * Excludes purchase accounting expense effects included within depreciation and amortization of $0.1 million and $0.1 million for the three months ended June 30, 2021 and 2020, respectively

Non‐GAAP Measures • Adjusted net income and earnings per share (“EPS”) ‐ The Company believes that modifying its 2021 and 2020 net  income and diluted EPS provides additional measures which are representative of the Company’s underlying  performance and improves the comparability of results between reporting periods. During the three and six  months ended June 30, 2021 and 2020, adjustments were made to reported GAAP net income and diluted EPS to  exclude the impact of acquisition and integration‐related expenses, pension‐related charges, restructuring  activity, coronavirus‐related expenses and purchase accounting effects, where applicable.  • Adjusted EBITDA and adjusted EBITDA margin ‐ The Company uses adjusted EBITDA and the ratio of adjusted  EBITDA to net sales (“adjusted EBITDA margin”), at both the consolidated and segment level, as additional  measures which are representative of its underlying performance and to improve the comparability of results  across reporting periods. We believe that investors use versions of these metrics in a similar manner. For these  reasons, the Company believes that adjusted EBITDA and adjusted EBITDA margin, at both the consolidated and  segment level, are meaningful metrics to investors in evaluating the Company’s underlying financial performance.  Other companies may use different methods to calculate adjusted EBITDA and adjusted EBITDA margin. • Consolidated adjusted EBITDA is a non‐GAAP measure that represents the total of net income, interest expense,  acquisition and integration‐related expenses, restructuring activity, coronavirus‐related expenses, purchase  accounting effects, other income/expense, income tax expense, and depreciation and amortization expense.  Consolidated adjusted EBITDA margin is a non‐GAAP measure that represents the total of net income, interest  expense, acquisition and integration‐related expenses, restructuring activity, coronavirus‐related expenses,  purchase accounting effects, other income/expense, income tax expense, and depreciation and amortization  expense divided by net sales for the applicable period(s).  • Segment adjusted EBITDA is a non‐GAAP measure that represents the total of segment operating income,  acquisition and integration‐related expenses, restructuring activity, coronavirus‐related expenses, purchase  accounting effects and depreciation and amortization expense, as applicable. Segment adjusted EBITDA margin is  a non‐GAAP measure that represents the total of segment operating income, acquisition and integration‐related  expenses, restructuring activity, coronavirus‐related expenses, purchase accounting effects and depreciation and  amortization expense, as applicable, divided by net sales for the applicable period(s). Segment operating income  includes all revenues, costs and expenses directly related to the segment involved. In determining segment  income, neither corporate nor interest expenses are included. Segment depreciation and amortization expense  relates to those assets, both tangible and intangible, that are utilized by the respective segment.  18